TAILWIND FINANCIAL INC.
ANNOUNCES RECORD DATE FOR LIQUIDATING DISTRIBUTION

Press Release

Release Date: 4/8/2009

For Immediate Release

New York, New York, April 8, 2009 – Tailwind Financial Inc. (NYSE Alternext US: TNF, TNF.U, TNF.WS), a special purpose acquisition corporation, today announced that its existence will terminate on April 17, 2009 since a business combination will not have been effected by that date.  Since Tailwind will be unable to complete a business combination by April 17, 2009, the board of directors of Tailwind has authorized the distribution of the proceeds in the Tailwind trust account to its stockholders of record as of April 17, 2009.  It is currently anticipated that the liquidating distribution will equal approximately $8.18 per share.  However, the exact amount of the liquidating distribution will be finally determined just prior to the time of the distribution which is anticipated to take place on or about April 22, 2009. After the close of trading of Tailwind’s shares on April 17, 2009, Tailwind expects that the stock transfer books will be closed and that NYSE Alternext US LLC will suspend trading of its shares.

Tailwind has further announced that it intends to submit a Certificate of Termination of Registration on Form 15 to the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.  As a result, Tailwind will no longer be a public reporting company.

Parkwood Holdings Ltd. (“Parkwood”), an affiliate of Tailwind, has agreed to loan Tailwind, or pay on Tailwind’s behalf,  approximately $1.5 million (the “Loan”) for required operating expenses during the pursuit of a business combination.  In addition, Parkwood has agreed to satisfy Tailwind’s outstanding obligations to its creditors in connection with any liquidation of Tailwind. The terms of the Loan provide that Tailwind will repay the Loan principal plus twice the amount of such principal.  Since there are no additional funds in excess of the amounts currently held in the trust account to pay back the Loan, Tailwind has agreed to assign to Parkwood any break fees payable to Tailwind or other fees Tailwind might receive in connection with the introduction of a third-party investor to an investment target, up to a maximum of three times the principal amount of the Loan.

About Tailwind Financial Inc.

Tailwind was incorporated in Delaware on June 30, 2006 as a special purpose acquisition company whose objective is to acquire, through a purchase, asset acquisition, or other business combination, one or more operating businesses. Tailwind completed its initial public offering on April 17, 2007 raising proceeds of US $100 million which is held in trust.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting Tailwind, the ability of Tailwind to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in Tailwind’s filings with the Securities and Exchange Commission.